March  30,  2000

Ralston  Purina  Company
Checkerboard  Square
St.  Louis,  MO  63164-0001
Attention:     James  R.  Elsesser
          Chief  Financial  Officer

Energizer  Holdings,  Inc.
Checkerboard  Square
St.  Louis,  MO  63164-0001
Attention:     Daniel  Corbin
          Executive  Vice  President  -
          Finance  and  Control

Gentlemen:

     Reference is hereby made to the 5-Year Credit Agreement dated as of March 30, 2000 among Ralston Purina Company, a corporation organized under the laws of the State of Missouri (the "Ralston") as the initial borrower prior to the assignment to and assumption by Energizer Holdings, Inc., a corporation organized under the laws of the State of Missouri ("Borrower"), the financial institutions parties thereto as lenders, Bank One, NA, in its capacity as administrative agent, Bank of America, N.A., in its capacity as syndication agent, and Wachovia Bank, N.A., in its capacity as documentation agent (the "5-Year Credit Agreement"). Capitalized terms used herein and not defined herein shall have the meanings given to them in the 5-Year Credit Agreement.

     In connection with the consummation of the Transactions, Ralston has requested a term loan in the aggregate principal amount of $67,000,000 (the "Term Loan") which would be made in a single advance on March 30, 2000 and would mature on the date which is the earliest of (1) if the Spin-Off and Debt
Assumption have not occurred prior thereto, April 4, 2000; (2) the date of receipt by the Borrower or any of its Subsidiaries of proceeds from the initial funding under the Receivables Purchase Documents; and (3) April 14, 2000. Amounts repaid by Ralston or the Borrower with respect to the Term Loan may not be reborrowed.

     Bank One, NA (the "Lender") is pleased to agree to make such Term Loan to Ralston, to be assigned to and assumed by the Borrower pursuant to the Debt Assumption Agreement, subject to the terms and conditions of this letter.

          (a) The Term Loan will be evidenced and governed by the Lender's standard form of master note (the "Note"), a copy of which is attached hereto. The Term Loan shall bear interest at a rate equal to the Lender's corporate base rate of interest announced by the Lender from time to time minus 2.00%, changing
                                                           -----
when and as the corporate base rate changes, with interest payable on the Maturity Date, and on demand thereafter.

          (b) Interest and fees will be computed on the basis of actual days elapsed on a 365-day year basis.

          (c) Ralston will use the proceeds of the Term Loan for general corporate purposes.

          (d) Ralston and the Borrower will provide the Lender with each of the following before the Term Loan is funded: (i) an appropriate corporate resolution, (ii) an incumbency certificate, (iii) an opinion of counsel, (iv) an officer's certificate from the Borrower certifying that the Receivables Purchase Documents have been executed by all the parties thereto and all conditions to effectiveness thereof and the initial purchase thereunder have been met other than the consummation of the Spin-Off and (v) Ralston and the Borrower shall have executed the Debt Assumption Agreement.

          (e) The Lender shall have no obligation to make the Term Loan hereunder (and the Term Loan and all accrued and unpaid interest thereon, at the option of the Lender, may be declared immediately due and payable without notice) if: (i) there is any failure by Ralston or the Borrower to pay any principal, interest, fees, or other obligations when due under this letter, the Note, or any other agreement or arrangement with the Lender, (ii) there exists any default under the Note, or any violation or failure to comply with any provision of this letter or the Note and such default or failure shall continue unremedied for thirty (30) days after the earlier to occur of (a) the date on which written notice from the Lender is received by the Borrower of such breach and (b) the date on which a member of the Senior Management Team of the Borrower had knowledge of the existence of such breach or should have known of the existence of such breach, (iii) there occurs any material adverse change in the condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, since the date of the quarterly financial statements most recently delivered to the Lender prior to the date of this letter, (iv) any litigation is pending or threatened against the Borrower or any Subsidiary which would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or on the ability of Ralston or the Borrower to consummate the Transactions; (v) there is a material default under any agreement governing indebtedness of the Borrower or any Subsidiary which individually or together with such other indebtedness as to which any such failure or breach exists has an aggregate outstanding principal amount equal to or greater than $30,000,00,
(vi) any petition is filed by or against Ralston, the Borrower or any Material Subsidiary of the Borrower under the Federal Bankruptcy Code or similar state law, (vii) Ralston, the Borrower or any Material Subsidiary of the Borrower becomes insolvent, howsoever evidenced or (viii) other than as a result of the consummation of the Spin-Off, Ralston shall cease to own, directly or indirectly, all of the outstanding capital stock of the Borrower. The Lender may require a certificate of compliance with these conditions from the Borrower's Chief Financial Officer or Treasurer as a condition to making any loan hereunder.

          (f) From and after the Maturity Date, the Lender may make assignments and sell participations in the Term Loan, and may disclose information pertain-ing to the Borrower to prospective assignees and participants. Any such assign-ment may be made only with the Borrower's consent (which consent will not unreasonably be withheld).

          (g) The Lender and any other person or entity with an interest in the Note (a "Holder") shall hold all nonpublic information obtained in connection With this Letter Agreement and identified as such by the Borrower in accordance With such Holder's customary procedures for handling confidential information of This nature and in accordance with safe and sound commercial lending or Investment practices and in any event may make disclosure reasonably required by a prospective Holder in connection with a contemplated participation or assign-ment permitted by the immediately prior paragraph or as required or requested by any governmental authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process and shall require any such prospective Holder to agree (and require any of its transferees to agree) to comply with the pro-visions hereof. In no event shall the Lender or any Holder be obligated or required to return any materials furnished by the Borrower; provided, however, each prospective Holder shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Letter Agreement.

          (h) This letter agreement shall be effective as of the date of this letter when the Borrower has signed and returned to the Lender a copy of this letter.

          (i)  THIS  LETTER  AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL
LAWS OF THE STATE OF ILLINOIS. BOTH PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN THE EVENT THIS LETTER OR THE NOTE BECOMES THE SUBJECT OF A DISPUTE.

                         Very  truly  yours,

                         BANK  ONE,  NA
                         (Main  Office  Chicago)

                         By: /s/William J. Oleferchik
                         Title:  Vice President

Accepted  and  agreed:

RALSTON  PURINA  COMPANY

By: /s/ James R. Elsesser

Title:  Chief Financial Officer

------
Effective  as  of  April  1,  2000,
assigned  to  and  assumed  pursuant
to  the  terms  of  that  certain  Debt
Assignment,  Assumption
and  Release  Agreement
dated as of April 1, 2000 among Ralston, the Borrower and the Bank

ENERGIZER  HOLDINGS,  INC.


By:/s/Daniel E. Corbin

Title:Executive Vice President - Finance and Control

                                MASTER  NOTE
                              (FLOATING  RATE)

$67,000,000                              Date:  March  30,  2000

FOR VALUE RECEIVED, RALSTON PURINA COMPANY ("Ralston") or, after consummation of the "Debt Assumption" (as such term is defined in the 5-Year Credit Agreement referenced in the Letter Agreement referred to below), ENERGIZER HOLDINGS, INC. (the "Borrower") promises to pay to the order of BANK ONE, NA (the "Bank"), in lawful money of the United States at the office of the Bank at 1 Bank One Plaza, Chicago, Illinois, or as the Bank may otherwise direct, the lesser of Sixty-Seven Million and NO/100ths Dollars ($67,000,000) or the aggregate outstanding unpaid principal amount of loans evidenced hereby ("Loans"), together with interest as provided below.

Any person authorized to borrow on behalf of Ralston (an "Authorized Person") may request a Loan by telephone or telex. Ralston and the Borrower agree that the Bank is authorized to honor requests which it believes, in good faith, to emanate from an Authorized Person, whether in fact that be the case or not.

All Loans shall bear interest at a rate equal to the corporate base rate of interest announced by the Bank from time to time minus 2.00%, changing when and
                                                  -----
as the corporate base rate changes. The Loans shall be payable on the "Maturity Date" (as such term is defined in the Letter Agreement defined below). Interest on the Loans shall be payable on the Maturity Date and on demand thereafter. Any Loan which is not paid on the Maturity Date (or any earlier accelerated maturity date or date when due) shall bear interest at a rate equal to the corporate base rate of interest announced by the Bank from time to time, changing when and as the corporate base rate changes.

Each payment of principal or interest hereunder shall be made in immediately available funds in United States Dollars. If any payment shall become due and payable on a Saturday, Sunday or legal holiday under the laws of Illinois, such payment shall be made on the next succeeding business day in Illinois and any such extended time of the payment of principal or interest shall be included in computing interest. All interest hereunder shall be computed for the actual number of days elapsed on a 365-day year basis. Ralston and the Borrower hereby authorize the Bank to deposit the proceeds of Loans to Ralston's account at the Bank or such other account as may be designated by Ralston. The Borrower hereby authorizes the Bank to charge payments of principal and interest against, the Borrower's deposit account with the Bank.

The Loans may be prepaid by Ralston or the Borrower, without premium or penalty. Amounts prepaid or repaid may not be reborrowed.

Ralston and the Borrower hereby authorize the Bank to record Loans, interest rates, repayments, and payment dates on the schedule attached to this Note or otherwise in accordance with the Bank's usual practice. The obligation of Ralston and, after the Debt Assumption, the Borrower to repay each Loan made hereunder shall be absolute and unconditional notwithstanding any failure of the Bank to enter such amounts on such schedule or to receive written confirmation of the transaction from the Ralston or the Borrower. If the Bank requests a written confirmation of a requested Loan, Ralston or the Borrower will confirm the terms of each Loan by mailing a confirmation letter to the Bank signed by any Authorized Person. If the Bank elects to confirm the terms of a Loan to the Borrower, the Borrower will notify the Bank in writing within 10 business days after the Borrower's receipt of such confirmation if it believes such confirmation to be inaccurate, and the Borrower hereby waives any right to contest the accuracy of such confirmation after such 10-business day period. In the event of disagreement as to the terms of a transaction, the Bank's records shall govern, absent manifest error.

From and after the Maturity Date, the Bank may elect to sell participations in or assign its rights under Loans. Ralston and the Borrower agree that if it fails to pay any Loan when due, any purchaser of an interest in such Loan shall be entitled to seek enforcement of this note if the purchaser is permitted to do so pursuant to the terms of the participation agreement between the Bank and such purchaser.

This Note is the Note issued pursuant to, and is entitled to the benefits of, the letter agreement between Ralston and the Bank dated of even date herewith (which, as it may be amended or modified and in effect from time to time, is herein called the "Letter Agreement"), to which Letter Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which the maturity of this Note may be accelerated. Nothing in this Note shall constitute a commitment to make loans to Ralston or the Borrower.

If any amount payable hereunder is not paid when due or upon demand, as applicable, then any indebtedness from the Bank to Ralston, if the Debt Assumption has not occurred, or the Borrower may be offset and applied toward the payment of all unpaid principal, interest and fees payable hereunder, whether or not such amounts, or any part thereof, shall then be due. Ralston and the Borrower expressly waive any presentment, demand, protest or notice in connection with this note now, or hereafter, required by applicable law and agree to pay all costs and expenses of collection.

THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, GIVING EFFECT, HOWEVER, TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. RALSTON, THE BORROWER AND THE BANK EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER.



                              RALSTON  PURINA  COMPANY


                              By:----------------------------

                              Title:-------------------------


Effective  as  of  April  __,  2000,
assigned  to  and  assumed  pursuant
to  the  terms  of  that  certain  Debt
Assignment,  Assumption
and  Release  Agreement
dated as of April __, 2000 among Ralston, the Borrower and the Bank

ENERGIZER  HOLDINGS,  INC.


By:____________________________________

Title:___________________________________